Exhibit 99.4

Offer to Exchange Each Outstanding Share of Common Stock
of
ITEX CORPORATION
for
.06623 Shares of Western Sizzlin Corporation Common Stock
by
WESTERN SIZZLIN CORPORATION

Pursuant to the Prospectus dated December 27, 2007

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
THURSDAY, JANUARY 31, 2008, UNLESS THE OFFER IS EXTENDED.

December 27, 2007

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been engaged by Western Sizzlin Corporation, a Delaware corporation (“Western”), to act as Information Agent in connection with Western’s offer to exchange each outstanding share of common stock (the “ITEX Shares”) of ITEX Corporation, a Nevada corporation (“ITEX”), for .06623 shares of Western common stock, par value $0.01 per share (the “Western Shares”), upon the terms and subject to the conditions set forth in Western’s Prospectus, dated December 27, 2007 (the “Prospectus”), and the related Letter of Transmittal (which, together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer”). We are asking you to furnish copies of the enclosed materials to your clients for whom you hold ITEX Shares whether the shares are registered in your name or the name of your nominee.

As discussed in the Prospectus, Western is not conducting the Offer in any jurisdiction where the Offer would be illegal under the laws of such jurisdiction.

For your information and for forwarding to your clients for whom you hold ITEX Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the Prospectus;

2.	Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

3.
Notice of Guaranteed Delivery to be used to accept the Offer if ITEX Shares and all other required documents cannot be delivered to Continental Stock Transfer & Trust Company (the “Exchange Agent”) prior to the expiration date (as defined in the Prospectus) or if the procedure for book-entry transfer cannot be completed prior to the expiration date;

4.
A form of letter which may be sent to your clients for whose accounts you hold ITEX Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, which provides information relating to backup federal income tax withholding; and

6.	Return envelope addressed to the Exchange Agent.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.  THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JANUARY 31, 2008, UNLESS THE OFFER IS EXTENDED.

Western will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Exchange Agent as described in the Prospectus) for soliciting tenders of ITEX Shares pursuant to the Offer.  Western will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.  Western will pay all stock transfer taxes applicable to its purchase of ITEX Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.  If holders of ITEX Shares wish to tender their shares, but it is impracticable for them to do so prior to the expiration date, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an agent’s message (as defined in the Prospectus) in connection with a book-entry delivery of ITEX Shares, and any other required documents, should be sent to the Exchange Agent prior to the expiration date.

Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth on the back cover page of the Prospectus.  You can also obtain additional copies of the Prospectus, the related Letter of Transmittal and the Notice of Guaranteed Delivery from the Information Agent.

Very truly yours,

MORROW & CO.,LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF WESTERN, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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